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                                                                     Exhibit 3.2

              CERTIFICATE OF DESIGNATIONS, NUMBER, VOTING POWERS,
           PREFERENCES AND RIGHTS OF SERIES B CUMULATIVE CONVERTIBLE
                                PREFERRED STOCK
                                       OF
                              COOLSAVINGS.COM INC.

Pursuant to Section 302 of the Michigan Business Corporation Act, MCLA 450.1302

          The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of coolsavings.com inc., a Michigan corporation (hereinafter called the "Corporation"), with the preferences and rights set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation having been fixed by the Board of Directors pursuant to authority granted to it under Article III of the Corporation's Amended and Restated Articles of Incorporation and in accordance with the provisions of Section 302 of the Michigan Business Corporation Act, MCLA 450.1302:

          RESOLVED: That, pursuant to authority conferred upon the Board of Directors by the Amended and Restated Articles of Incorporation of the Corporation, the Board of Directors hereby authorizes the issuance of 8,695,000 shares of Series B Cumulative Convertible Preferred Stock of the Corporation and hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares, in addition to those set forth in the Amended and Restated Articles of Incorporation of the Corporation, as follows:

          1.   DESIGNATION AND AMOUNT. 8,695,000 shares of preferred stock shall
               ----------------------
be designated "Series B Cumulative Convertible Preferred Stock" no par value per share (the "Series B Preferred Stock").

          2.   DIVIDENDS.
               ---------

          (a) The holders of Series B Preferred Stock shall be entitled to receive from funds of the Corporation lawfully available therefor cumulative dividends per share equal to 8% per annum of the Series B Preferred Amount (as herein defined) of such Series B Preferred Stock. Dividends may be declared, set apart for or paid upon the Series A Convertible Preferred Stock (the "Series A Preferred Stock"), the Series C Convertible Preferred Stock (the "Series C Preferred Stock"), Common Stock or any other stock ranking with respect to dividends or on liquidation junior to the Series B Preferred Stock (such stock being referred to hereinafter collectively as "Junior Stock") in any year if and only if all dividends have been paid to the holders of the Series B Preferred Stock as set forth above and only if authorized as provided below. Dividends shall be declared by the Board of Directors of the Corporation (the "Board of Directors") and shall (i) be computed on the basis of the aggregate Series B Preferred Amount (defined below) of the Series B Preferred Stock, (ii) accrue and be payable quarterly, in arrears, on: January 1, April 1, July 1 and October 1 of each year (each such date being referred to herein as a "Quarterly Dividend Date"), (iii) compound quarterly on each Quarterly Dividend
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Date, and (iv) except in connection with conversion, be payable, on a pro rata per share basis, solely in additional shares of Series B Preferred Stock. The "Series B Preferred Amount" with respect to each share of Series B Preferred Stock shall mean, as at any date, the Series B Stated Value, plus a cash amount equal to all accrued and cumulated but unpaid dividends (whether or not declared) on such share as at such date. The term "Series B Stated Value" shall mean $1.554 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to the Series B Preferred Stock; provided, however, that there shall be no
                              --------  -------
adjustment to the Series B Stated Value in respect of any dividends paid in additional shares of Series B Preferred Stock pursuant to this Section 2.

          (b) The number of shares of Series B Preferred Stock to be issued in payment of the dividend with respect to each outstanding share of Series B Preferred Stock shall be determined by dividing (i) the amount of the dividend per share that would have been payable had such dividend (as cumulated and compounded as provided above) been paid in cash by (ii) the Series B Stated Value. To the extent that any such dividend would result in the issuance of a fractional share of Series B Preferred Stock (which shall be determined with respect to the aggregate number of shares of Series B Preferred Stock held of record by each holder) then the amount of such fraction multiplied by the Series B Stated Value shall be paid in additional shares (including, if necessary, fractions thereof) of Series B Preferred Stock.

          (c) Dividends on the Series B Preferred Stock shall be cumulative and shall continue to accrue and compound whether or not declared and whether or not in any fiscal year there shall be net profits, surplus or other funds legally available for the payment of dividends in such fiscal year, so that if in any fiscal year or years dividends in whole or in part are not paid upon the Series B Preferred Stock when due, such unpaid dividends shall accumulate in preference to the holders of the Junior Stock until paid in full or until applied in connection with conversion.

          (d) For so long as the Series B Preferred Stock remains outstanding, the Corporation shall not, without the prior consent of the holders of a majority of the outstanding shares of Series B Preferred Stock, pay any dividend upon the Junior Stock, whether in cash or other property (other than shares of Junior Stock), or purchase, redeem or otherwise acquire any such Junior Stock unless, in addition to the payment of the dividend to the holders of the Series B Preferred Stock as described above, the Corporation has redeemed all shares of Series B Preferred Stock which it would theretofore have been required to redeem under Section 8 hereof. Notwithstanding the provisions of this Section 2(d), without declaring or paying dividends on the Series B Preferred Stock, the Corporation may, subject to applicable law, repurchase or redeem shares of capital stock of the Corporation from directors, officers, employees of or consultants or advisors to the Corporation as provided in
Section 4(b)(iv) below.

          3.     LIQUIDATION, DISSOLUTION OR WINDING UP.
                 --------------------------------------

          (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders upon such liquidation, dissolution or winding up, but before any payment shall be

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made to the holders of Junior Stock, an amount in cash equal to the greater of
(i) the Series B Preferred Amount or (ii) the amount per share of Series B Preferred Stock as would have been payable had each such share of Series B Preferred Stock (and the accrued and cumulated but unpaid dividends thereon) been converted to Common Stock immediately prior to any liquidation, dissolution or winding up. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for the distribution to its shareholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

          (b) After the payment of all preferential amounts required to be paid to the holders of Series B Preferred Stock and any other series of Preferred Stock upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Common Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its shareholders.

          (c) The merger or consolidation of the Corporation into or with another corporation that effects a Change of Control (defined in Section 8 below), the merger or consolidation of any other corporation into or with the Corporation that effects a Change of Control, or the sale, conveyance, mortgage, pledge or lease of all or substantially all the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 3 if the holders of shares of Series B Preferred Stock representing a majority of the then outstanding shares of Series B Preferred Stock so elect in writing.

          4.     VOTING.
                 ------

          (a) Each issued and outstanding share of Series B Preferred Stock shall be entitled to the number of votes equal to the largest number of whole shares of Common Stock into which each such share of Series B Preferred Stock (together with the accrued and cumulated but unpaid dividends thereon) is convertible pursuant to Section 5 hereof (as adjusted from time to time pursuant to Sections 5 and 6), at each meeting of shareholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration, including, without limitation, the election of directors (as to which the Series B Preferred Stock shall also have rights voting separately as a class as set out in this Section 4), and shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the Corporation. Except as provided by law or hereunder, the holders of Series B Preferred Stock shall vote together with the holders of Common Stock (and the Series C Preferred Stock) as a single class. With respect to any matter for which the holders of the Series B Preferred Stock shall be entitled to vote as a separate class, the action required or permitted to be taken (whether at an annual or special meeting of shareholders) may be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the actions so taken, shall be signed by the holders of the outstanding shares of Series B Preferred Stock having not less than the minimum number of

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votes that would be necessary to authorize or take such action at a meeting at which all shares of Series B Preferred Stock entitled to vote thereon were present and voted. For purposes of the foregoing, the determination of "whole shares" shall be based upon the aggregate number of shares of Series B Preferred Stock held by each holder, and not upon each share of Series B Preferred Stock held by the holder.

          (b) In addition to any other rights provided by law, the Corporation shall not, and the Corporation shall cause the certificate or articles of incorporation of each subsidiary (a "Subsidiary") to provide that such Subsidiary shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the then outstanding shares of Series B Preferred Stock:

                 (i) amend the Corporation's articles of incorporation or bylaws in any manner;

                 (ii) merge, consolidate, or otherwise combine the Corporation with or into any other entity, effect any sale, lease, license, assignment (for the benefit of creditors or otherwise), transfer or other conveyance or disposition of any material portion of the assets of the Corporation or any of its Subsidiaries, or any consolidation, merger or share exchange involving the Corporation or any Subsidiary or any reclassification or other change of any stock, or any recapitalization, or any dissolution, liquidation or winding up of the Corporation;

                 (iii) acquire, by purchase, exchange, merger, consolidation or other business combination, lease, assignment, or any other transfer or conveyance (whether constituting one or a series of transactions), all or substantially all of the properties or assets of any other corporation, entity or business (as determined in accordance with Rule 11-01(d) of Regulation S-X promulgated by the Securities and Exchange Commission), or enter into a joint venture or partnership with any other entity, in each case involving the payment of consideration or contribution by the Corporation or any Subsidiary in an aggregate amount or value in excess of $1,000,000;

                 (iv) purchase, redeem or otherwise acquire for value (or pay into or set aside as a sinking fund for such purpose) any of the capital stock of the Corporation; provided, that this provision shall not apply to the repurchase of shares of capital stock from directors, officers, employees of or consultants or advisers to the Corporation or any Subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, including the termination of employment by or service to the Corporation or any Subsidiary;

                 (v) permit any Subsidiary to issue or sell, or obligate itself to issue or sell, except to the Corporation or a wholly owned Subsidiary, any stock of such Subsidiary, if after giving effect to such issuance or sale, the Corporation or a wholly owned Subsidiary would own less than 80 percent of the outstanding stock of such Subsidiary on a fully diluted basis;

                 (vi) authorize, issue or obligate itself to issue any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible or exchangeable, with or without consideration, into or for any stock or similar security, or any security carrying any warrant or right to subscribe for or purchase any stock or similar security, or any such warrant or right (an "Equity Security") except in exchange for (a) cash (if otherwise permitted), (b) shares issuable upon exercise or conversion of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the warrants to purchase common stock issued to Landmark Communications, Inc. or certain of its affiliates or transferees (collectively, "Landmark") (the "Warrants") in connection with the Corporation's issuance and sale of a Senior Secured Note to Landmark in the aggregate principal amount of $5,000,000 dated July 30, 2001 (as may be amended, the "Senior Secured Note"), or (c) shares of Common Stock or options to purchase Common Stock pursuant to an option or incentive plan approved by the Board of Directors, provided such approval included the affirmative vote of one of the Series B Directors (as defined below) (an "Approved Plan"), provided the aggregate number of options, warrants or any other type of rights or equity securities issued and outstanding under any such Approved Plan shall not exceed 7,953,954 plus up to 1,800,000 options issued in connection with the cancellation of options issued under the Corporation's 1997 Stock Option Plan and reissuance under an Approved Plan as contemplated by that certain Securities Purchase Agreement among the Corporation, Landmark and Landmark Ventures VII, LLC dated July 30, 2001 (the "Purchase Agreement");

                 (vii) authorize or issue, or obligate itself to issue, any (a) shares of Series B Preferred Stock or capital stock of the Corporation convertible into or exchangeable for Series B Preferred Stock to any person other than an existing holder of Series B Preferred Stock, or (b) Equity Securities ranking senior to or on a parity with the Series B Preferred Stock as to dividend or redemption rights, liquidation preferences, conversion rights, voting rights or otherwise, or reclassify any Equity Security such that it ranks senior to or on a parity with the Series B Preferred Stock as to dividend or redemption rights, liquidation preferences, conversion rights, voting rights or otherwise;

                 (viii) increase or decrease (other than by the redemption or conversion of the Series B Preferred Stock as provided herein) the total number of authorized shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock or issue any additional shares of any such series of Preferred Stock or declare or pay any dividends or declare or make any other distribution, direct or indirect (other than a dividend payable solely in shares of Common Stock or paid in kind on the Series B Preferred Stock) on account of any Equity Security or set apart any sum for any such purpose;

                 (ix) adopt any stock option, stock purchase or similar incentive plan or arrangement other than an Approved Plan, amend any Approved Plan or amend any stock option, restricted stock award, stock purchase right or other incentive award or grant issued or granted pursuant to an Approved Plan;

                 (x) enter into or permit any Subsidiary to enter into any agreement, indenture or other instrument which contains any provisions expressly restricting the Corporation's obligation to make prepayments or payments in kind under or redemptions of the Senior Secured Note or pay dividends, make payments in kind or effect redemptions of the Series B Preferred Stock;

                 (xi) enter into any transaction with an officer, director, employee or holder of more than 5% of the Corporation's capital stock (other than with the holders of the Series B Preferred Stock or Landmark or its affiliates) or any affiliate thereof other than in the ordinary course of business;

                 (xii) enter into any agreement which restricts the Corporation from engaging in any business practice without the approval of the majority of the Board of Directors, including the affirmative vote of the Series B Directors;

                 (xiii) hire, terminate or replace the Chief Executive Officer, President/Chief Operating Officer, Chief Financial Officer, Chief Technology Officer or Executive Vice President - Business Development;

                 (xiv)  create any Subsidiary; or

                 (xv) amend, alter or rescind any term of the Forbearance Agreement between the Corporation and American National Bank dated as of June 15, 2001, as amended July 27, 2001, or the Forbearance Agreement between the Corporation and Midwest Guaranty Bank dated as of July 27, 2001.

          (c) The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Series B Preferred Stock so as to affect adversely the Series B Preferred Stock, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a single class. For this purpose, the authorization or issuance of any series of Preferred Stock with preference or priority over, or being on a parity with, the Series B Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, exchange, dissolution or winding up of the Corporation shall be deemed so to affect adversely the Series B Preferred Stock.

          (d) At all times while the Series B Preferred Stock is outstanding, the authorized number of directors shall be no less than seven (7) nor more than thirteen (13) (such maximum number, the "Whole Board Limit"), and the exact number of directors (the "Designated Number") shall initially be thirteen (13); provided, the Designated Number and the Whole Board Limit (or, if applicable,
--------
the Reset Board Limit, defined below) shall be automatically increased as may be required pursuant to Section B.4(e) below; and, provided, further, the
                                                --------  -------
Designated Number may be increased or decreased (but not below seven (7) nor above thirteen (13), if the Whole Board Limit applies, or nine (9), if the Reset Board Limit applies) by resolution of a majority of the Board of Directors (including the affirmative vote of at least one director designated and elected to a Reserved Series B Seat (as defined below) (a "Series B Director")) if in connection with such increase or decrease, as applicable, the number of Reserved Series B Seats continues to have at least the same proportionate relationship to the Whole Board Limit or Reset Board Limit, as applicable, after such increase or decrease as existed immediately prior thereto.

          (e) In addition to the rights of the Series B Preferred Stock to vote in the general election of directors on an as converted basis, the Series B Preferred Stock shall have the following special voting rights, voting separately as a single class, with respect to the designation and election of directors:

                 (i) the holders of the shares of Series B Preferred Stock shall at all times have the exclusive right to designate for election and to elect, except as provided in Section 4(e)(ii) below, a majority of the Board of Directors (initially, not less than seven (7) directors) (the "Reserved Series B Seats"), provided, that the number of Reserved Series B Seats shall be
         --------
automatically increased (but not decreased) from time to time to such number as is proportionate to the percentage of the Common Stock owned by the holders of the Series B Preferred Stock (including for such purposes any stock or other securities convertible into Common Stock calculated on an as-converted basis), rounded up to the nearest whole number of members of the Board of Directors, in which case the Designated Number and the Whole Board Limit shall, to the extent necessary, be deemed increased for each additional Reserved Series B Seat. The holders of the Series B Preferred Stock shall be entitled to leave some or all of the Reserved Series B Seats vacant without waiving the right at any time and from time to time to designate and elect directors to all of the Reserved Series B Seats (as the same may be increased from time to time in accordance with the terms hereof). The holders of the shares of Series B Preferred Stock may exercise their right to make the foregoing designations and elections, at any time and from time to time at their option, by written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock given in writing or at a special meeting, consenting or voting (as the case may be) separately as a single class.

                 (ii) If (A) all conditions to the Second Tranche Closing (as defined in the Purchase Agreement) have been satisfied or waived by October 25, 2001 and Landmark has failed to close, or (B) Landmark does not exercise the Second Tranche Purchase Option (as defined in the Purchase Agreement) on or before December 31, 2001, the Designated Number and the Whole Board Limit shall be reduced to nine (9) (the "Reset Board Limit") and the number of Reserved Series B Seats shall, subject to Section 4(e)(iii) below, at all times be proportionate to the percentage of the Common Stock held in the aggregate by all holders of Series B Preferred Stock (including for such purposes any stock or other securities convertible into Common Stock calculated on an as-converted basis), rounded up to the nearest whole number of members of the Board of Directors in which case the Designated Number and the Reset Board Limit shall, to the extent necessary, be deemed increased for each additional Reserved Series B Seat. The holders of the Series B Preferred Stock shall be entitled to leave some or all of the Reserved Series B Seats vacant without waiving the right at any time and from time to time to designate and elect directors to all of the Reserved Series B Seats (as the same may be increased from time to time in accordance with the terms hereof). The holders of the shares of Series B Preferred Stock may exercise their right to make the foregoing designations and elections, at any time and from time to time at their option, by written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series B Preferred

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Stock given in writing or at a special meeting, consenting or voting (as the case may be) separately as a single class.

                 (iii) If at any time while the number of Reserved Series B Seats is determined pursuant to Section 4(e)(ii) above the Corporation fails for any reason to (A) pay any quarterly dividend as set forth in Section 2(a) above, or (B) make any redemption payment required pursuant to Section 8 hereof (each, a "Default"), then in any such case at any time following and during the continuance of any Default, the holders of the shares of Series B Preferred Stock shall, by written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, given in writing or at a special meeting consenting or voting (as the case may be) separately as a class, be entitled to exercise the Special Voting Rights (as hereinafter defined), provided the Corporation is provided with five (5) days written notice that such right has been exercised. In the event that the Corporation cures such failure to pay any quarterly dividend, then ten (10) days after the receipt of all accrued and unpaid dividends by the holders of the Series B Preferred Stock, the Board of Directors shall no longer be designated and elected through the exercise of the Special Voting Rights. Notwithstanding the foregoing, the holders of the shares of Series B Preferred Stock shall be entitled to Special Voting Rights upon the occurrence or reoccurrence of any Default or with respect to any given Default hereunder. Failure by the holders of the shares of Series B Preferred Stock to exercise their Special Voting Rights promptly upon the occurrence of a given Default or with respect to any given Default shall not be deemed to be a waiver of such rights, such rights being exercisable at any time that any Default shall have occurred and be continuing.

          For purposes of this Section 4(e), the term "Special Voting Rights" shall mean the right to designate and elect, upon the occurrence and during the continuance of a Default as provided in the foregoing paragraph, that number of additional directors (the "Default Directors") that will constitute a majority of the Board of Directors as it will be constituted following the election of such Default Directors or such greater number as may be required to give the holders of the Series B Preferred Stock the proportionate representation required under Section 4(e)(ii).

          Immediately upon the triggering of the Special Voting Rights, the number of directors of the Corporation and (to the extent necessary) the Designated Number and the Reset Board Limit shall be increased by the requisite number of Default Directors and each of the Default Directors shall be elected only by vote of the holders of the shares of Series B Preferred Stock, separately as a class as otherwise provided under this Section B.4(e). The holders of the shares of Series B Preferred Stock may at their option at any time exercise the Special Voting Rights to elect each of the Default Directors either at a special meeting of the holders of Series B Preferred Stock or by written consent without a meeting. Each Default Director shall serve for a term of one year and until his or her successor is elected and qualified. Upon the election of the Default Directors, the presence of a majority of the directors shall be required for there to be a quorum at all meetings of the Board of Directors of the Corporation, and of any committees of the Board. Any vacancy in the position of a Default Director may be filled only by the holders of Series B Preferred Stock. Each Default Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the affirmative vote, at a special meeting of holders of Series B Preferred Stock called for such purpose, or the written consent, of

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the holders of a majority of the then outstanding shares of Series B Preferred
Stock. Any vacancy created by such removal may also be filled at such meeting or by such consent.

          5.  OPTIONAL CONVERSION.  Each share of Series B Preferred Stock, plus
              -------------------
any accrued and cumulated but unpaid dividends thereon, may be converted at any time, at the option of the holder thereof, into the number of fully-paid and nonassessable shares of Common Stock obtained by dividing the Series B Preferred Amount by the Series B Conversion Price (defined below) then in effect (the "Series B Conversion Rate"), provided, however, that on any redemption of any
                             --------  -------
Series B Preferred Stock or any liquidation of the Corporation, the right of conversion shall terminate at the close of business on the first business day next preceding the date fixed for such redemption or for the payment of any amounts distributable on liquidation to the holders of Series B Preferred Stock.

          (a) The initial conversion price, subject to adjustment as provided herein, is equal to $0.1554 (the "Series B Conversion Price"). The initial Series B Conversion Rate shall be 10:1. The applicable Series B Conversion Rate and Series B Conversion Price from time to time in effect is subject to adjustment as hereinafter provided.

          (b) The Corporation may and shall issue fractions of shares of Common Stock upon conversion of Series B Preferred Stock or scrip in lieu thereof.

          (c) Whenever the Series B Conversion Rate and Series B Conversion Price shall be adjusted as provided in Section 6 hereof, the Corporation shall forthwith file at each office designated for the conversion of Series B Preferred Stock, a statement, signed by the Chairman of the Board, the President, any Vice President or Treasurer of the Corporation, showing in reasonable detail the facts requiring such adjustment and the Series B Conversion Rate and Series B Conversion Price that will be effective after such adjustment. The Corporation shall also cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to each record holder of Series B Preferred Stock at his or its address appearing on the stock register. If such notice relates to an adjustment resulting from an event referred to in Section 6(g) hereof, such notice shall be included as part of the notice required to be mailed under the provisions of Section 6(g) hereof.

          (d) In order to exercise the conversion privilege, the holder of any Series B Preferred Stock to be converted shall surrender his or its certificate or certificates therefor to the principal office of the transfer agent for the Series B Preferred Stock (or if no transfer agent be at the time appointed, then the Corporation at its principal office), and shall give written notice to the Corporation at such office that the holder elects to convert the Series B Preferred Stock represented by such certificates, or any number thereof. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued (the "Named Issuee"), subject to any restrictions on transfer relating to shares of the Series B Preferred Stock or shares of Common Stock upon conversion thereof. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly authorized in writing. The date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of the certificates and notice shall be the conversion date. As soon as practicable after receipt of such notice and the surrender of the certificate or certificates for Series B Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered at such office to such holder, or his or its Named Issuee, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and, if less than all shares of Series B Preferred Stock represented by the certificate or certificates so surrendered are being converted, a residual certificate or certificates representing the shares of Series B Preferred Stock not converted.

          (e) The Corporation shall at all times when the Series B Preferred Stock shall be outstanding reserve and keep available out of its authorized but unissued stock, for the purposes of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock. Before taking any action that would cause an adjustment reducing the Series B Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the Corporation will (unless waived by the holders of a majority of the Series B Preferred Stock) take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully-paid and nonassessable shares of such Common Stock at such adjusted conversion price.

          (f) All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holder thereof to receive shares of Common Stock in exchange therefor and payment of any accrued and unpaid dividends thereon. Any shares of Series B Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series B Preferred Stock accordingly.

          6.   ANTI-DILUTION PROVISIONS.
               ------------------------

          (a) The Series B Conversion Price shall be subject to adjustment from time to time in accordance with this Section 6 unless otherwise waived in writing by the holders of the majority of the Series B Preferred Stock (provided that any such waiver shall be only as to a specific Triggering Transaction and the waiver shall under no circumstances be deemed to generally waive any rights herein or with respect to any subsequent or continuing Triggering Transactions).

          (b) Except as provided in Section 6(c), 6(d) or 6(f) hereof, if and whenever on or after the date hereof (the "Series B Initial Issuance Date"), the Corporation shall issue or sell or shall be deemed to have issued or sold any shares of its Common Stock (or in case the Corporation at any time shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities")) for a consideration per share less than the Series B Conversion Price in effect immediately prior to the time of such issue or sale, then forthwith upon such issue or sale (the "Triggering Transaction"), the Series B Conversion Price shall be reduced to the price at which the Common Stock, Options or Convertible Securities were issued or deemed to have been issued in such Triggering Transaction.

          For purposes of determining the adjusted Series B Conversion Price under this Section 6(b), the following paragraphs (1) to (9), inclusive, shall be applicable:

          (1) In case the Corporation at any time shall in any manner grant (whether directly or by assumption in a merger or otherwise) any Options or Convertible Securities (including without limitation the right to subscribe for or purchase any such Options or Convertible Securities) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable and the price per share for which the Common Stock is issuable upon exercise, conversion or exchange (determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities) shall be less than the Series B Conversion Price in effect immediately prior to the time of the granting of such Option, then the total maximum amount of Common Stock issuable upon the exercise of such Options or in the case of Options for Convertible Securities, upon the conversion or exchange of such Convertible Securities shall (as of the date of granting of such Options) be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. No adjustment of the Series B Conversion Price shall be made upon the actual issue of such shares of Common Stock or such Convertible Securities upon the exercise of such Options, except as otherwise provided in paragraph (3) below.

          (2) In case the Corporation at any time shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (x) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Series B Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. No adjustment of the Series B Conversion Price shall be made upon the actual issue of such Common Stock upon exercise of the rights to exchange or convert under such Convertible Securities, except as otherwise provided in paragraph (3) below.

          (3) If the purchase price provided for in any Option referred to in paragraph (1) or the rate at which any Convertible Securities referred to in paragraphs (1) or (2) are convertible into or exchangeable for Common Stock, shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Security, the Series B Conversion Price then in effect hereunder shall forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Security never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Series B Conversion Price then in effect hereunder is hereby reduced.

          (4) On the expiration or earlier termination of any Option or the termination of any right to convert or exchange any Convertible Securities, the Series B Conversion Price then in effect hereunder shall forthwith be increased to the Series B Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

          (5) In case any Options shall be issued in connection with the issue or sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for $0.001 unless otherwise recorded on the Corporation's financial statements in accordance with generally accepted accounting principles.

          (6) In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration as determined in good faith by the Board of Directors. In case any shares of Common Stock, Options or Convertible Securities shall be issued in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as shall be attributable to such Common Stock, Options or Convertible Securities, as the case may be.

          (7) The number of shares of Common Stock outstanding at any given time shall not include shares owned, held by or for the account of the Corporation or canceled, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock for the purpose of this Section 6(b).

          (8) In case the Corporation shall declare a dividend or make any other distribution upon the stock of the Corporation payable in Options or Convertible Securities, then in such case any Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold for $0.001.

          (9) For purposes of this Section 6(b), in case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (x) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities, or (y) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right or subscription or purchase, as the case may be.

          (c) In the event the Corporation shall declare a dividend upon the Common Stock (other than a dividend payable in Common Stock) payable otherwise than out of earnings or earned surplus, determined in accordance with generally accepted accounting principles, including the making of appropriate deductions for minority interests, if any, in subsidiaries (herein referred to as "Liquidating Dividends"), then, as soon as possible after the conversion of any shares of Series B Preferred Stock, the Corporation shall pay to the person converting such shares of Series B Preferred Stock an amount equal to the aggregate value at the time of such exercise of all Liquidating Dividends to which such holder would have been entitled if such holder had converted the shares of Series B Preferred Stock to Common Stock prior to the declaration of the Liquidating Dividends, at the then applicable Series B Conversion Price.
For the purposes of this Section 6(c), a dividend other than in cash shall be considered payable out of earnings or earned surplus only to the extent that such earnings or earned surplus are charged an amount equal to the fair value of such dividend as determined in good faith by the Board of Directors.

          (d) In case the Corporation shall at any time (i) subdivide the outstanding Common Stock or (ii) issue a dividend on its outstanding Common Stock payable in shares of Common Stock, the Series B Conversion Rate in effect immediately prior to such dividend or combination shall be proportionately increased by the same ratio as the subdivision or dividend (with appropriate adjustments to the Series B Conversion Price in effect immediately prior to such subdivision or dividend). In case the Corporation shall at any time combine its outstanding Common Stock, the Series B Conversion Rate in effect immediately prior to such combination shall be proportionately decreased by the same ratio as the combination (with appropriate adjustments to the Series B Conversion Price in effect immediately prior to such combination).

          (e) Subject to the provisions of 3(c), if at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, recapitalization, reclassification or exchange of shares provided for elsewhere herein) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's capital stock or assets to any other person (any of which events is herein referred to as a "Reorganization"), then, as a part of such Reorganization, provision shall be made for the holders of the Series B Preferred Stock to receive a preferred security as nearly equivalent as possible to the Series B Preferred Stock then held (or retain their Series B Preferred Stock if the Corporation survives) which upon conversion will thereafter be entitled to receive the number of shares of stock or other securities or property (including cash) of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which such holder would have been entitled if such holder had converted its shares of Series B Preferred Stock immediately prior to such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 to the end that the provisions of this Section 6 (including adjustment of the Series B Conversion Price then in effect and the number of shares of Common Stock or other securities issuable upon conversion of such shares of Series B Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

          (f) The provisions of this Section 6 shall not apply to any Common Stock, Options or Convertible Securities issued, issuable or deemed outstanding in respect of: (i) Options issued under any Approved Plan (provided that when determining whether there are any Options remaining for issuance under an Approved Plan, all shares issued and outstanding under such Approved Plan regardless of exercise price must be considered in such calculation), (ii) Options, Convertible Securities and conversion rights in existence on the Series B Initial Issuance Date, (iii) on conversion of the Series B Preferred Stock, Series C Preferred Stock or Warrants or (iv) to any issuance of additional shares of Series B Preferred Stock as a dividend pursuant to Section 2 hereof.

          (g) Subject to the express consent of the holders of the Series B Preferred Stock as provided in Section 4, in the event that:

          (1) the Corporation shall declare any cash dividend upon its Common Stock, or

          (2) the Corporation shall declare any dividend upon its Common Stock payable in stock or make any special dividend or other distribution to the holders of its Common Stock, or

          (3) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights, or

          (4) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, including any subdivision or combination of its outstanding shares of Common Stock, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation, or

          (5) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in connection with such event, the Corporation shall give to the holders of the Series B Preferred Stock:

          (i) at least twenty (20) days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up; and

          (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (i) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of the Series B Preferred Stock at the address of each such holder as shown on the books of the Corporation.

          (h) If at any time or from time to time on or after the Series B Initial Issuance Date, the Corporation shall grant, issue or sell any Options, Convertible Securities or rights to purchase property (the "Series B Purchase Rights") pro rata to the record holders of any class of Common Stock and such grants, issuances or sales do not result in an adjustment of the Series B Conversion Price under Section 6(b) hereof, then each holder of Series B Preferred Stock shall be entitled to acquire (within thirty (30) days after the later to occur of the initial exercise date of such Series B Purchase Rights or receipt by such holder of the notice concerning Series B Purchase Rights to which such holder shall be entitled under Section 6(g)) and upon the terms applicable to such Series B Purchase Rights either:

          (i) the aggregate Series B Purchase Rights which such holder could have acquired if it had held the number of shares of Common Stock acquirable upon conversion of the Series B Preferred Stock immediately before the grant, issuance or sale of such Series B Purchase Rights; provided that if any Series B Purchase Rights were distributed to holders of Common Stock without the payment of additional consideration by such holders, corresponding Series B Purchase Rights shall be distributed to the exercising holders of the Series B Preferred Stock as soon as possible after such exercise and it shall not be necessary for the exercising holder of the Series B Preferred Stock specifically to request delivery of such rights; or

          (ii) in the event that any such Series B Purchase Rights shall have expired or shall expire prior to the end of said thirty (30) day period, the number of shares of Common Stock or the amount of property which such holder could have acquired upon such exercise at the time or times at which the Corporation granted, issued or sold such expired Series B Purchase Rights.

          (i) If any event occurs as to which, in the opinion of the Board of Directors, the provisions of this Section 6 are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of the Series B Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid, but in no event shall any adjustment have the effect of increasing the Series B Conversion Price as otherwise determined pursuant to any of the provisions of this Section 6 except in the case of a combination of shares of a type contemplated in Section 6(d) hereof and then in no event to an amount larger than the Series B Conversion Price as adjusted pursuant to Section 6(d) hereof.

          7.   OPTIONAL REDEMPTION.
               -------------------

          (a) If at any time after the seventh anniversary of the Series B Initial Issuance Date, (i) the Corporation's Common Stock trades at or above $3.00 per share (subject to appropriate adjustment for stock splits, dividends, recapitalizations and other similar transactions) for 20 consecutive trading days (and during at least 60 of the 80 trading days immediately prior to the Company Designated Redemption Date (defined below)), (ii) the Corporation has in place an effective registration statement or the Corporation agrees to file and make effective within thirty (30) days after receipt by the holders of the Series B Preferred Stock of the Optional Redemption Notice (defined below) a registration statement registering shares for resale of Common Stock to be issued upon conversion of the Series B Preferred Stock, (iii) the Corporation has paid and satisfied in full all obligations under the Loan and Security Agreement and the Senior Secured Note, and (iv) there is no Junior Stock outstanding (other than Common Stock), the Corporation may elect to redeem all but not less than all of the then-outstanding shares of Series B Preferred Stock at a price in cash equal to the Series B Preferred Amount (such amount is hereinafter referred to as the "Series B Redemption Price").

          (b) The Corporation shall provide to all holders of record of shares of Series B Preferred Stock at least thirty (30) days' prior written notice (the "Optional Redemption Notice") of the date fixed (the "Company Designated Redemption Date") and the place designated for redemption of all of such shares of Series B Preferred Stock pursuant to this Section 7, such notice to be sent by mail, first class, postage prepaid, to each record holder of shares of Series B Preferred Stock at such holder's address appearing on the stock register of the Corporation. Subject to the rights of the holders of the Series B Preferred Stock set forth in Section 7(c) below, on the Company Designated Redemption Date each holder of shares of Series B Preferred Stock shall surrender his or its certificates or certificates for all such shares to the Corporation at the place designated in the Optional Redemption Notice, and thereupon the Series B Redemption Price payable in respect of such shares shall be paid to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. On the Company Designated Redemption Date, unless there shall have been a default in payment of the Series B Redemption Price, all rights with respect to the Series B Preferred Stock so redeemed will terminate, except the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive the Series B Redemption Price, and all certificates evidencing shares of Series B Preferred Stock surrendered for redemption in accordance with the provisions hereof shall, from and after the date such certificates are so surrendered and the Series B Redemption Price is so paid, be deemed to have been retired and canceled and the shares of Series B Preferred Stock represented thereby redeemed.

          (c) In lieu of the redemption of the Series B Preferred Stock described above in this Section 7, each holder of the Series B Preferred Stock may elect to convert his or its shares of Series B Preferred Stock into Common Stock pursuant to Section 5 hereof (the "Conversion Election") upon delivery to the Corporation of written notice of such election within ten (10) business days after receipt of the Optional Redemption Notice. As soon as practicable after the receipt by the Corporation of each Conversion Election notice, the Corporation shall cause to be issued and delivered to each holder that has delivered a Conversion Election notice, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions of Section 5(b) above.

          8.   REDEMPTION AT HOLDER'S ELECTION.
               -------------------------------

          (a) On or at any time after the earlier of (i) the fifth anniversary of the Series B Initial Issuance Date, (ii) a Change of Control or (iii) any breach under the Purchase Agreement or any default under the Senior Secured Note or the Loan and Security Agreement, each holder of shares of Series B Preferred Stock then outstanding (each, an "Electing Holder") may, at their option and in their sole discretion, and on ten (10) days prior written notice to the Corporation (each, a "Redemption Request"), specify a date (each, an "Investor Designated Redemption Date") on which the Corporation shall redeem all of the shares of Series B Preferred Stock then held by such holder, at a price per share in cash equal to the Series B Redemption Price. Upon receipt of a Redemption Request, the Corporation shall provide notice of its receipt of a Redemption Request, specifying the date, manner and place of redemption (a "Pending Redemption Notice") by first class mail, postage prepaid, to each holder of the Series B Preferred Stock at his or its post office address last shown on the records of the Corporation, not less than five (5) days prior to the Investor Designated Redemption Date. Each holder of the Series B Preferred Stock (other than a holder who has previously made the Redemption Request and is then an Electing Holder) may elect to become an Electing Holder on such Investor Designated Redemption Date by so indicating in a written notice delivered to the Corporation at least five (5) days prior to the Investor Designated Redemption Date (also for purposes hereof, a "Redemption Request"). Except as set forth below, the Corporation shall redeem from each Electing Holder all of his or its shares of Series B Preferred Stock then held at a price per share in cash equal to the Series B Redemption Price. For the purposes hereof, a "Change of Control" shall mean: (i) the sale, lease or transfer of all or substantially all of the assets of the Corporation to any "Person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act); (ii) the approval by the requisite shareholders of the Corporation of a plan of liquidation or dissolution of the Corporation; (iii) any "Person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act, or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d- 5(b)(1) under the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all classes of the voting stock of the Corporation and/or warrants or options to acquire such voting stock, calculated on a fully diluted basis, unless, as a result of such transaction, the ultimate direct or indirect ownership of the Corporation is substantially the same immediately after such transaction as it was immediately prior to such transaction; or (iv) any consolidation or merger of the Corporation pursuant to which the Common Stock would be converted into cash, securities or other property, in each case other than a consolidation or merger of the Corporation in which the holders of Common Stock and other capital stock of the Corporation entitled to vote in the election of directors of the Corporation, immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of capital stock entitled to vote in the election of directors of the continuing or surviving corporation immediately after the consolidation or merger. Notwithstanding the foregoing, any transactions between the Corporation and Landmark shall not constitute a Change of Control.

          (b) If the Corporation is unable at any Investor Designated Redemption Date to redeem any shares of Preferred Stock then to be redeemed because such redemption would violate the applicable laws of the State of Michigan, then the Corporation shall redeem such shares as soon thereafter as redemption would not violate such laws. In the event of any redemption of only a part of the Series B Preferred Stock requested to be redeemed pursuant to all Redemption Requests, the Corporation shall effect such redemption pro rata among the Electing Holders (based on the number of shares of Series B Preferred Stock held on the date of notice of redemption). At any time hereafter when additional funds become legally available for the redemption of the Series B Preferred Stock, such funds will be used to redeem the balance of the shares which the Corporation was theretofore obligated to redeem, ratably on the basis set forth in the preceding sentence.

          (c) On the Investor Designated Redemption Date, each Electing Holder shall surrender his or its certificate or certificates representing shares of Series B Preferred Stock to the Corporation, in the manner and at the place designated in the Pending Redemption Notice, and thereupon the Series B Redemption Price payable in respect of such shares shall be paid to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Investor Designated Redemption Date, unless there shall have been a default in payment of the Series B Redemption Price, all rights of the Electing Holders (except the right to receive the Series B Redemption Price upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

          (e) Except as provided in Section 7(a) hereof, the Corporation shall have no right to redeem the shares of Series B Preferred Stock. Any shares of Series B Preferred Stock so redeemed shall be permanently retired, shall no longer be deemed outstanding and shall not under any circumstances be reissued, and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized Series B Preferred Stock accordingly. Nothing herein contained shall prevent or restrict the purchase by the Corporation, from time to time either at public or private sale, of the whole or any part of the Series B Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law.


          IN WITNESS WHEREOF, coolsavings.com inc. has caused this Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series B Convertible Preferred Stock to be duly executed by its PRESIDENT this 30th day of July, 2001.


                                    COOLSAVINGS.COM, INC.


                                    By /s/ Matthew Moog
                                    -----------------------
                                    Name: Matthew Moog
                                    Title: President